THE BANK OF NEW YORK
 NEW YORK'S FIRST BANK - FOUNDED 1784 BY ALEXANDER HAMILTON

101 BARCLAY STREET, NEW YORK, N.Y. 10286
AMERICAN DEPOSITARY RECEIPTS

December 10, 2004
SECURITIES & EXCHANGE COMMISSION
450 Fifth Street, NW
Washington, DC 20549
Attn.: Document Control


RE:	Depositary Shares evidenced by the American
Depositary Receipts for Preferred Shares, without par value, of Votorantim Celulose e Papel S.A. (File Nos. 333-84964)


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Ladies and Gentlemen:

Pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, on behalf of The Bank of New York, as Depositary for securities against which American Depositary Receipts are to be issued, we attach a copy of the new prospectus ("Prospectus") reflecting the change in the number of preferred shares represented by one American Depositary Share (the "Ratio").

As required by Rule 424(e), the upper right hand corner of the Prospectus cover page has a reference to Rule 424(b)(3) and to the file number of the registration statement to which the Prospectus relates.

Pursuant to Section III B of the General Instructions to the Form F-6 Registration Statement, the Prospectus consists of the ADR certificate for Votorantim Celulose e Papel S.A..

The Prospectus has been revised to reflect the new Ratio, and has been overstamped with:

"Effective December 8, 2004, the ratio has changed from each American Depositary Share representing 500 shares to 1 (one) American Depositary Share representing one Share."

Attached to this letter is a copy of a letter from Votorantim Celulose e Papel S.A. to The Bank of New York requesting that the Ratio be changed.

Please contact me with any questions or comments at 212 815-4831.


_________________________
Name: Veronica Westberg
Title:   Issuer Services Representative


Encl.